News Release
For Immediate Release Company Contact: Jack Collins, Interim CFO Phone: (405) 702-7460 Website: www.qelp.net

Quest Energy Partners Announces Loan Amendments and Borrowing Base Confirmation

OKLAHOMA CITY – November 7, 2008 – Quest Energy Partners L.P. (NASDAQ: QELP) ("QELP") today announced that it had finalized agreements with its lenders to amend the terms of its senior credit agreement and second lien senior term loan agreement. Among other terms of the amendments, the lenders agreed to waive any potential non-compliance in prior periods that was a direct or indirect consequence of the questionable transfer of approximately $10 million of funds from the Quest entities to an entity controlled by QELP’s former chief executive officer.

QELP’s senior credit agreement consists of a $250 million revolving credit facility with availability tied to a borrowing base that is re-determined by the lenders every six months based on third party reserve reports. On November 5, 2008, the lenders reviewed and affirmed the existing borrowing base of $190 million, consistent with the borrowing base at the time of the PetroEdge acquisition in July 2008. With the reconfirmation of the borrowing base, QELP has $7 million of availability under the revolving senior credit facility. QELP has not borrowed on the facility since the Quest entities announced the questionable transfer of funds on August 25, 2008.

QELP's $45 million second lien senior term loan was amended to extend its maturity from January 11, 2009 to September 30, 2009. The amended second lien senior term loan limits fiscal 2009 capital expenditures to $30 million and, for as long as the second lien senior term loan is outstanding, limits the maximum quarterly distribution QELP may declare and pay on its outstanding common units to $0.40 per common unit. The amendments also require QELP to make quarterly principal payments of $3.8 million beginning November 15, 2008 on the second lien senior term loan.

The interest rate payable under QELP's credit facilities is a variable rate equal to, at QELP's option, either the Eurodollar rate or the base rate, plus an applicable margin. The amendments increased the margins payable under each credit facility. After giving effect to the amendments, the current interest on the revolving credit facility was increased from 5.75% to 6.875% and the interest rate on the second lien senior term loan was increased from 9.875% to 12.5%.

QELP paid a 25 basis point amendment fee on the committed amounts of the credit agreements. The full amendments to the loan agreements were filed with the Securities and Exchange Commission on November 7, 2008.

Management Comment

David Lawler, president of QELP said, “We are pleased to complete these amendments that give us additional time to repay our second lien senior term loan and allow us to continue to make distributions to our common unit holders. We are committed to limiting capital expenditures in 2009 to a maintenance level and using excess cash flow generated by our operations to reduce debt.”

About Quest Energy Partners, L.P.

Quest Energy Partners, L.P. was formed by Quest Resource Corp. (NASDAQ: QRCP) to acquire, exploit and develop natural gas and oil properties and to acquire, own, and operate related assets. The partnership owns more than 2,300 wells and is the largest producer of natural gas in the Cherokee Basin, which is located in southeast Kansas and northeast Oklahoma and holds a drilling inventory of nearly 2,100 locations in the Basin. The partnership also owns natural gas and oil producing wells in the Appalachian Basin of the northeastern United States and in Seminole County, Oklahoma. For more information, visit the Quest Energy Partners website at www.qelp.net.

Forward-Looking Statements

Opinions, forecasts, projections or statements other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although QELP believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In particular, the forward looking statements made in this release are based upon a number of financial and operating assumptions that are subject to a number of risks, including the results of QELP’s ongoing internal investigation into the questionable transfers by QELP’s former CEO mentioned in this press release, the ongoing worldwide crisis in the capital markets, uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, labor and raw material costs, the availability of sufficient capital resources to carry out the anticipated level of new well development and construction of related pipelines, environmental issues, weather conditions, competition and general market conditions. Actual results may differ materially due to a variety of factors, some of which may not be foreseen by QELP. These risks, and other risks are detailed in QELP's filings with the Securities and Exchange Commission, including risk factors listed in their latest annual reports on Form 10-K and other filings with the Securities and Exchange Commission. You can find QELP's filings with the Securities and Exchange Commission at www.qelp.net or at www.sec.gov. By making these forward-looking statements, QELP undertakes no obligation to update these statements for revisions or changes after the date of this release.